Exhibit 11

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE

Pro forma(1)

                                         Three Months Ended September 30,      Nine Months Ended September 30,
                                         --------------------------------      -------------------------------
                                               1996           1997                  1996           1997
                                           ------------   ------------           -----------   ------------
Net income                                 $  1,058,933   $  1,847,412           $ 3,088,250   $  4,378,405
                                           ============   ============           ===========   ============
Weighted average number of common shares
  issued and outstanding                      9,600,157     11,520,690             9,600,157     10,341,403
Common stock equivalents -
  Options for common stock                      526,000        526,000               352,667        526,000
                                           ------------   ------------           -----------   ------------
Weighted average common stock equivalents    10,126,157     12,046,690             9,952,824     10,867,403
Less treasury shares to be repurchased         (198,685)      (127,916)             (133,013)      (107,700)
                                           ------------   ------------           -----------   ------------
Weighted average shares outstanding           9,927,472     11,918,774             9,819,811     10,759,703
                                           ============   ============           ===========   ============
Primary earnings per share                 $       0.11   $       0.16           $      0.32   $       0.41
                                           ============   ============           ===========   ============

(1) Pro forma primary earnings per share computations are based on the weighted-average common stock outstanding and include the dilutive effect of stock options using the treasury stock method (using the initial public offering price of $13.50 per share for periods prior to the initial public offering). Common stock outstanding used to compute the weighted-average shares was retroactively adjusted for the 1996 exchange of shares resulting from the merger of affiliated companies, for the 1997 conversion of nonvoting to voting common stock, and for the 1997 1 for 2.5 reverse stock split. Fully diluted earnings per share are not presented as potentially dilutive securities, in the aggregate, dilutive primary earnings per share by less than three percent.

The Company's S Corporation status was terminated on May 9, 1997 and, accordingly, the Company became fully subject to federal and state income taxes on that date. Pro forma net income and earnings per share amounts have been computed as if the Company was subject to federal and all applicable state corporate income taxes for each period presented.